Exhibit 10.9

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Distribution License Agreement

This License Agreement (“Agreement”) is made and entered into February 1 2018 (“Effective Date”), by and between SEGA Games Co., Ltd., a Japanese corporation, having its principal place of business at 1-2-12 Haneda, Ota-ku, Tokyo 144-8531, Japan (“Sega”) and Epicsoft Asia Pte. Ltd., a company duly organized and existing under the laws of Singapore, having its registered office at 29 Tai Seng Avenue #05-01 Natural Cool Lifestytle Hub, Singapore 534119 (“Distributor”; and Sega and Distributor collectively, the “Parties” or each separately, a “Party”).

Recitals

A. Whereas Sega and/or its licensors is the owner of all rights, including but not limited to, all intellectual property rights, to the item(s) listed on Exhibit A hereto (hereinafter referred to as “Licensed Products”).

B. Whereas Distributor desires to be designated as a distributor of the Licensed Products in Southeast Asian Countries, Hong Kong and Macao (“Territory”), upon the terms and conditions set forth in this Agreement.

Now therefore in consideration of the mutual promises and agreements herein set forth, the Parties agree as follows:

Agreement

1	Grant of License.

1.a	Rights Granted to Distributor. For the Term, in the Territory, subject to the terms and conditions of distribution set forth in this Agreement, Sega grants to Distributor the following license “License”):

1.a.i	A non-exclusive, non-sublicensable, limited license to distribute the Licensed Products during the Term (both dates inclusive) and any extended Term(s) according to this Agreement within the Territory.

1.a.ii	For the avoidance of doubt, Distributor may further designate its distributors to distribute the Licensed Products within the Territory during the Term.

1.a.iii	This Agreement shall not limit Distributor from buying, selling, concerning with or interested either directly or indirectly in the sale of any products, goods or services which may be competitive with those of Sega.

1.b	Conditions of Distribution. Notwithstanding anything else in this Agreement, Distributor will not exploit the License until:

1.b.i	The suggested retail price (“SRP”) of the Licensed Products has been determined on a title by title basis. The Parties agree to work together on determining the SRP of the Licensed Products. However, the determination of the SRP of the Licensed Products shall be in Sega’s sole discretion at all times.

1.c	Express Exclusions. This Agreement does not provide Distributor with any rights to (i) copy, distribute, display or use Licensed Products in any way not in compliance with paragraphs 1(a) and 1(b) of this Agreement; or (ii) to use Sega’s marks, trade name or other items except where Sega expressly consents in writing to such use; or (iii) to make any other use of Licensed Products which has not been expressly authorized herein or in a writing signed by both parties.

1.d	Rights Reserved to Sega. Except as expressly provided in this Agreement, Distributor acknowledges that it has no rights, and will acquire no rights, in or to the Intellectual Property Rights of the Licensed Products and/or to Sega’s marks. Distributor further agrees that it will not challenge or interfere in any way with Sega’s ownership of, or any and all rights in the Licensed Products, or Sega’s marks. Nothing herein shall be construed as restricting Sega’s right to sell, license, modify, publish, distribute or otherwise use Licensed Products, its Intellectual Property Rights, or Sega’s marks, in whole or in part, in any way or for any purpose.

1.e	Quality Standards. Distributor agrees to distribute Licensed Products and use any of Sega’s marks only as expressly provided for in this Agreement. Distributor further agrees to comply with all applicable laws and regulations and to obtain all appropriate government approvals pertaining to the distribution of Licensed Products covered by this Agreement.

2	Quotations and Orders.

2.a	Distributor shall issue a purchase order to Sega stating (i) the title(s) of the Licensed Product(s) Distributor wishes to order; (ii) the quantity of the Licensed Product(s) Distributor wishes to order and (iii) the intended date of delivery (“Purchase Order”). Sega will issue a quotation (“Quotation”) based on Purchase Order with the total amount to be paid calculated as set forth in Exhibit A (“Purchase Price”). In the event of a conflict between this Agreement and Quotation, the terms set forth in Quotation shall prevail.

2.b	The quotation shall state the Purchase Price plus any applicable taxes, transportation costs and any other fees (“Total Price”).

2.c	The quotation shall state the Total Price, in the case of delivery to Hong Kong in Hong Kong Dollar, and in the case of delivery to Singapore in US Dollar. The exchange rate used to calculate the Total Price shall be the Exchange Rate. “Exchange Rate” shall be the TTM rate provided by DBS Bank of the day on which Distributor issues Purchase Order and the amount shall be rounded-off to three (3) decimal places.

3	Delivery. The mode of transportation shall be according to FCA (Incoterms 2010). During the Term the Parties may mutually agree on other places of delivery than the pre-determined warehouses. Title and risk of loss or damage to the Licensed Products shall pass from Sega to Distributor at the point of delivery.

4	Defects.

4.a	Distributor shall inspect the Licensed Products at the pre-determined warehouses within five (5) business days after the Licensed Products have been delivered. Distributor shall give Sega written notice of any missing quantities of the Licensed Products according to the Purchase Order or any defects in material or workmanship of the Licensed Products. Sega agrees to either (i) repair or (ii) replace such defective Licensed Product(s) or (iii) refund to Distributor the Total Price or parts thereof, at its sole discretion. The amount of the refund according to (iii) shall be equal to the Total Price of the missing or defective Licensed Products.

4.b	If Distributor fails to inspect the delivery of the Licensed Products accordingly or does not give any written notice to Sega Section 4.a, the delivery of the Licensed Products shall be deemed accepted and Distributor shall have no rights against Sega.

4.c	In the event that Distributor makes any claim against Sega according to Section 4.a, Sega reserves the right to inspect the Licensed Products at their place of delivery at Sega’s sole discretion. If Sega exercises its right of inspection, Distributor shall not be entitled to any remedy unless Sega either accepts Distributor’s claim or the Parties agree on a mutually negotiated remedy.

5	Payment. Distributor shall pay the Total Price prior to delivery of the Licensed Products by remittance into the bank account designated by Sega in US Dollar or Hong Kong Dollar.

6	Marketing.

6.a	Distributor will conduct marketing, advertisement and promotion activities (collectively “Marketing Activities”) during the Term within the Territory in respect to the Licensed Products. Distributor is entitled to claim Sega for reasonable amount of cost used for the Marketing Activities; provided that Distributor shall provide a marketing plan, which includes the details of such activities, including outline or budget, and obtain prior written approval of Sega; provided, further, that Distributor shall provide Sega with evidences of such actual cost usage when Distributor claim said cost.

6.b	Sega shall provide Distributor with samples of the Licensed Products on complimentary basis free of charge for marketing purposes according to Section 6.a. The titles and quantities of each Licensed Product shall be negotiated and mutually agreed upon by both Parties.

7	Customer Support. Distributor shall provide end user customer and technical support for the Licensed Products distributed in the Territory consistent with best industry practices. For the avoidance of doubt, Sega shall provide end user customer and technical support for the online game portions (if any) of the Licensed Products distributed in the Territory consistent with best industry practices, except for any questions, inquiries or other issues related with third party’s proprietary online game platform.

8	Ownership.

8.a	Distributor acknowledges and agrees that all right, title and interest in and to the Intellectual Property Rights of the Licensed Products, including all patents, copyrights, trade secrets, trademarks and other Intellectual Property Rights therein, are and will remain the property of Sega and/or Sega’s licensors and/or affiliates. No part of this Agreement is a sale and (a) nothing contained herein will be deemed to grant Distributor any right, title or interest in or to the Intellectual Property Rights of the Licensed Products and (b) although Distributor does not have any license or right to create any modifications, enhancements or derivative works (“Distributor Modifications”), either directly or through agents, of the Intellectual Property Rights of the Licensed Products, if it should be deemed that Distributor has created a Distributor Modifications, Distributor hereby assigns and agrees to cause its employees and agents to assign any and all rights, including the right to adapt or create derivative works and the right to exploit such derivative works in any Distributor Modifications, to Sega and its affiliates. If Distributor or any of its employees or agents is deemed to possess any inalienable right such as moral right in the Distributor Modifications, Distributor hereby agrees, and will cause its employees or agents to agree, to waive or agree not to exercise such rights. At Sega’s request, Distributor agrees to cause the execution of the instruments that may periodically be required to give full legal effect to this Section. Nothing in this Section should be interpreted as expanding Distributor’s rights hereunder. “Intellectual Property Rights” mean, on a worldwide basis, any and all now known or hereafter known tangible and intangible (a) rights associated with works of authorship including, without limitation, copyrights, moral rights and mask-works, (b) rights associated with trademarks, service marks, trade names and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise, and (f) all registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter existing, made, or in force (including any rights in any of the foregoing).

8.b	Distributor agrees not to attack Sega’s, its licensors and/or affiliate’s ownership in and/or the validity of any of the Intellectual Property Rights of the Licensed Products and/or Sega’s marks, including without limitation applying for registration, filing any document, and/or taking any action that could affect such ownership or validity, including without limitation aiding and/or abetting any third parties.

9	Indemnification. In addition to any other indemnification requirements specifically noted in this Agreement, either Party (“Indemnifying Party”) shall indemnify and hold harmless the other Party, its parent, affiliates, officers, directors, employees and agents, from and against any and all claims, actions, suits, proceedings, costs, expenses (including court costs and attorney’s fees), damages, obligations, penalties, injuries and liabilities arising out of, connected with or resulting from any action from and against any losses, costs, damages or expenses and any suit, claim or proceeding brought against the other Party which results from, arises, directly or indirectly, in connection with or is related in any way to such Indemnifying Party’s actions (unless specifically authorized hereunder) or omissions, or from any breach, alleged breach of any term or condition of this Agreement, representation or warranty..

10	Warranty

10.a	Sega Representations and Warranties. Sega represents and warrants that (a) Sega has the right, power and authority to enter into this Agreement and to fully perform Sega’s obligations under this Agreement; (b) the making of this Agreement by Sega does not violate any agreement existing between Sega and any other person or entity and, throughout the Term, Sega shall not make any agreement with any person or entity that is inconsistent with any of the provisions of this Agreement; (c) Sega complies, and at all times during the Term shall comply, with all applicable laws in effect at the time duties are performed under this Agreement and in all dealings with respect to the Licensed Products; (d) Sega is, and at all times during the Term shall be, the holder of all consents necessary for it to perform its obligations hereunder; (e) Sega has the experience and skill to perform Sega’s obligations hereunder; and (f) Sega shall perform such obligations in accordance with generally accepted professional standards and in an expeditious and economical manner consistent with sound professional practices.

10.b	Distributor Representations and Warranties. Distributor represents and warrants that (a) Distributor has the right, power and authority to enter into this Agreement and to fully perform Distributor’s obligations under this Agreement; (b) the making of this Agreement by Distributor does not violate any agreement existing between Distributor and any other person or entity and, throughout the Term, Distributor shall not make any agreement with any person or entity that is inconsistent with any of the provisions of this Agreement; (c) Distributor complies, and at all times during the Term shall comply, with all applicable laws in effect at the time duties are performed under this Agreement and in all dealings with respect to the Licensed Products; (d) Distributor is, and at all times during the Term shall be, the holder of all consents necessary for it to perform its obligations hereunder; (e) Distributor has the experience and skill to perform Distributor’s obligations hereunder; and (f) Distributor shall perform such obligations in accordance with generally accepted professional standards and in an expeditious and economical manner consistent with sound professional practices.

10.c	OTHER THAN THE REPRESENTATIONS AND WARRANTIES MADE ABOVE, NEITHER PARTY MAKES (AND SPECIFICALLY DISCLAIMS) ANY REPRESENTATIONS AND/OR WARRANTIES, WETHER EXPRESSED OR IMPLIED HEREIN.

11	Confidentiality.

11.a	All Confidential Information, as defined herein, disclosed by one of the Parties (hereinafter referred to as the “Disclosing Party”) to the other Party (hereinafter referred to as the “Recipient”) (a) is considered confidential; (b) shall remain the exclusive property of the Disclosing Party; (c) shall be used by the Recipient only in connection with its performance under this Agreement; and (d) shall be maintained in confidence by Recipient. Confidential Information” means the following items; (i) the contents of this Agreement and (ii) any and all information disclosed, during the Term, under this Agreement, by Disclosing Party to Recipient in any form, whether or not reduced to writing or other tangible form, including, but not limited to mask works, ideas, samples, media, techniques, sketches, drawings, works of authorship, models, inventions, know-how, processes, apparatuses, equipment, algorithms, software programs, software source documents, and formulae related to the current, future, and proposed products and services of each of the parties, and including, but not limited to, information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, marketing plans, information the Disclosing Party provides regarding third parties, and any other information of a similar nature, including, but not limited to, any other trade secret or nonpublic business information, patents or copyrights pending and patent and copyright applications pending.

11.b	Notwithstanding the foregoing: (a) for any non-oral Confidential Information, to be considered Confidential Information hereunder, it shall be designated, in writing, confidential or secret by the Disclosing Party at the time of disclosure; and (b) for any oral Confidential Information, to be considered Confidential Information hereunder, the Disclosing Party shall notify the Recipient in writing within seven (7) days after the date of disclosure that such items were Confidential Information (and said writing must note with specificity exactly what is Confidential Information); (c) either Party may disclose to either Party’s affiliates the Confidential Information it receives from Discloser; and (d) Confidential Information shall not include items that: (i) is now or subsequently becomes generally available to the public through no wrongful act or omission of Recipient; (ii) Recipient can demonstrate to have had rightfully in its possession prior to disclosure to Recipient by Disclosing Party; (iii) is independently developed by Recipient without use, directly or indirectly, of any Confidential Information; or (iv) Recipient rightfully obtains from a third party who has the right to transfer or disclose it. Except as contemplated by this Agreement or as specifically authorized by Disclosing Party in writing, and except as required by law, Recipient shall not reproduce, use, distribute, disclose or otherwise disseminate the Disclosing Party’s Confidential Information. Upon expiration or termination of this Agreement or upon request by Disclosing Party, Recipient shall promptly deliver to Disclosing Party all Disclosing Party’s Confidential Information (including copies) then in Receiving Party’s custody, control and/or possession, and such delivery shall be within five (5) days after written request to Disclosing Party.

12	Term and Termination.

12.a	Term. The Parties agree that the term of this Agreement (hereinafter “Term”) shall commence upon the Effective Date and, unless terminated earlier in accordance with the provisions of this Agreement, shall continue to be in effect until March 31 2019. The Term shall automatically be extended for further periods of one (1) year each, unless either Party serves written notice to the other Party at least forty-five (45) days prior to the expiration of the original Term or any extended Term that the Term shall not be extended according to this Section 12.a.

12.b	Termination. This Agreement may be terminated by written notice provided by Sega to Distributor if (i) Distributor does not start to distribute the Licensed Products within three (3) months after the Effective Date; or (ii) Distributor commits a material breach of the terms and conditions of this Agreement and fails to cure such breach within ten (10) days of written notice from Sega describing such breach.

12.c	Either party reserves the right to terminate this Agreement, at any time during the term of this Agreement, upon ninety (90) days’ notice in writing to the other party.

12.d	Effect of Termination. Upon any termination of this Agreement and if Distributor is not in default hereunder, Distributor shall be entitled to continue to sell-off inventory of Licensed Products for ninety (90) days after the date of expiration or termination of this Agreement. Such sales shall be made subject to all of the provisions of this Agreement.

13	Survival Clause – Effect of Expiration or Termination. In the event of termination or expiration of this Agreement for any reason, Sections 5 (regarding outstanding payment obligations), 8, 9, 10, 11,12.d, 14 and this Section shall survive. Neither party shall be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms.

14	Choice of Law and Jurisdiction. This Agreement shall be governed as to all matters, including validity, construction, and performance, by and under the laws of Japan, and the Tokyo District Court shall have exclusive jurisdiction to all disputes, controversies, or differences that may arise between the Parties hereto, in relation to or in connection with this Agreement. The Parties hereby consent to personal jurisdiction in such jurisdiction, and agree to waive any legal objections they may have regarding service of process effected by any reasonable means. However, notwithstanding the foregoing, nothing in this Agreement shall prevent a Party from seeking injunctive relief or a restraining order in so far as allowed by the terms of this Agreement from a court of competent jurisdiction in anywhere in the world where such injunctive relief or restraining order shall be applied.

15	General Provisions.

15.a	Relationship of the Parties. Nothing contained in this Agreement and no action taken by either Party to this Agreement will be deemed to constitute any Party or any of such Party’s employees, agents or representatives to be an employee, agent or representative of any other Party or will be deemed to create any partnership, joint venture, association or syndicate among or between any of the Parties, or will be deemed to confer on any Party any express or implied right, power or authority to enter into any agreement or commitment, express or implied, or to incur any obligation or liability on behalf of any other.

15.b	Final Agreement. This Agreement sets forth the entire and final agreement and understanding of the Parties with respect to the subject matter hereof. Any and all prior agreements or understandings, whether written or oral, with respect to the subject matter of this Agreement are terminated.

15.c	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

15.d	Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing (excluding email or the like) and signed by each of the Parties. No waiver by either Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

15.e	Notice. Any notice or other communication, if any, required hereunder will be effective only if given in writing, evidenced by a delivery receipt, and personally delivered or sent by facsimile, overnight courier, or mail, postage prepaid to the addresses shown above. Any notice or other communication if given personally will be effective upon the date shown or the delivery if given receipt.

15.f	Captions. The captions in this Agreement are for convenience only and will not be considered a part of, or be deemed to affect the construction or interpretation of, any provision of this Agreement.

15.g	Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature. This Agreement is not binding until signed by both Parties.

15.h	Expenses. Each Party shall bear its own costs and expenses (including legal fees and expenses), unless otherwise explicitly noted in this Agreement, incurred in connection with this Agreement and any transactions contemplated hereby.

15.i	Construction. The language used in this Agreement has been fully negotiated by both Parties and shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party. Any reference herein to “including” shall be interpreted as “including without limitation.”

15.j	Limitation of Liability. In no event will either Party be liable under or in connection with this Agreement for any lost profits and/or incidental, consequential, special, exemplary and/or punitive damages.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date set forth above.

Sega:	Distributor:
SEGA Games Co., Ltd.	Epicsoft Asia Pte. Ltd.

Sign Name:		Sign Name:

Print Name:	Kenji Matsubara	Print Name:	Jacky Choo

Title:	Managing Director & COO	Title:	CEO

Date:		Date:

Exhibit A

I.	Licensed Products

The Licensed Products shall be specified in each quotation issued by Sega.

II.	Purchase Price

Purchase Price is calculated as follows:

i)	in the case of English version: x x quantity of Licensed Products to be ordered; and

ii)	in the case of Traditional Chinese language version: x x quantity of Licensed Products to be ordered.